Exhibit 99.1

PCTEL Board of Directors Authorizes Additional Stock Buyback of 1.3 Million Shares

Adds to 500,000 Authorized in April

Bloomingdale, Ill. – August 10, 2015 – PCTEL, Inc. (NASDAQ:PCTI), a leader in Performance Critical Telecom solutions, announced today that the PCTEL Board of Directors authorized the re-purchase of an additional 1,300,000 shares of its common stock. In 2014 the company announced a buyback of up to five (5) percent of the company’s outstanding shares, which is nearing completion. This past April, the Board authorized an additional 500,000 share stock buyback. The new authorization to buy back 1.3 million shares will allow the company to acquire a total of 15 percent of the company’s outstanding shares under the three most recent buyback programs. PCTEL will file a 10b5-1 plan during the current open trading window that will outline the parameters for this program.

“The stock buyback is consistent with our balanced approach to capital allocation,” said Marty Singer, PCTEL’s Chairman and CEO. “It also reflects our continued confidence in PCTEL’s long-term outlook,” added Singer.

Since 2002, PCTEL has repurchased $73 million of its stock and paid a one-time dividend of $10.3 million. Between 2011 and June 2015 the company has paid $10.2 million in quarterly dividends. The company has nearly $41 million in cash and short-term investments with no debt. The company currently pays a dividend of $.05 per quarter.

About PCTEL

PCTEL delivers Performance Critical Telecom solutions. The industry relies upon PCTEL to benchmark network performance, analyze trends, and optimize wireless networks. PCTEL’s antennas and site solutions are vital elements for SCADA, oil and gas, utilities, fleet management, health care, public safety, education, small cell, and network timing.

PCTEL’s RF Solutions products and services improve the performance of wireless networks globally. PCTEL’s performance critical products include its MXflex®, IBflex®, and EXflex® SeeGull® scanning receivers and related SeeHawk® and SeeWave™ tools. PCTEL’s sophisticated engineering services utilize these products as well as the Meridian™ network analytics portfolio (Map IQ™, Network IQ™, and Subscriber IQ™).

PCTEL Connected Solutions™ designs and delivers performance critical antennas and site solutions for wireless networks globally. PCTEL’s performance critical MAXRAD® and Bluewave™ antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We leverage our design, logistics, and support capabilities to deliver performance critical site solutions into carrier, railroad, and utility applications.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: www.pctel.com, www.antenna.com, or www.rfsolutions.pctel.com.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com